                       AGREEMENT FOR ASSIGNMENT OF LEASE


        This Agreement, dated as of September 12, 1997, is executed on behalf of CARRAMERICA, INC., a ________________ corporation ("CARRAMERICA"), INGRAM MICRO INC., a Delaware corporation ("INGRAM"), and TIME WARNER COMMUNICATIONS HOLDINGS, INC., a Delaware corporation ("TIME WARNER").

                       Statement of Background and Purpose

        A. CarrAmerica, as landlord. and Ingram, as tenant, are parties to the Lease dated June 3, 1994, originally executed by Quebec Court Joint Venture No. 2 as landlord and Intelligent Advanced Systems, Inc. as tenant. (That Lease, as it may have been assigned, amended and supplemented from time to time before the date of this Agreement is called the "LEASE.") A true and complete copy of the Lease is attached as Exhibit A for reference.

        The Lease pertains to the office building commonly known as Quebec Court I, located at 5700 S. Quebec Street, Englewood, Colorado (the "BUILDING"), together with any rights and interests related to the Building as more particularly described in the Lease (together, the "PREMISES").

        B. Ingram intends to assign and transfer to Time Warner, and except as noted in Paragraph l, Time Warner intends to assume, all of the right, title, interest and obligations of Ingram under the Lease. Following that assignment, Ingram intends to sublease the first floor of the Premises from Time Warner under terms of the Sublease attached hereto and made part hereof as Exhibit B, and in advance of that assignment, Ingram intends to permit Time Warner to enter on the Premises under a temporary license, as provided below.

        C. CarrAmerica is agreeable to the assignment of the Lease by Ingram, the assumption of the Lease by Time Warner and except as noted in Paragraph l, the release of Ingram from further liability under the Lease, as well as the short term sublease by Time Warner to Ingram and the temporary license to be granted to Time Warner before the assignment, all subject to the conditions set forth in this Agreement.

                                    Agreement

        In consideration of the recitals above and the mutual covenants made in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, by executing and delivering this Agreement, the parties confirm their agreement as follows:

     1. Assignment.


        (a) Assignment by Ingram. Effective 12:00 a.m. on October 1, 1997 (the "ASSIGNMENT DATE"), Ingram will assign, transfer, sell and convey to Time Warner all right, title and interest of Ingram in the Lease and the Premises.

        (b) Assumption by Time Warner. Time Warner accepts such assignment and assumes the obligations of Ingram arising under the Lease on or after the Assignment Date except the obligation to pay Minimum Rent and all other costs under the Lease through March 31, 1998, except as set forth in the Sublease. Time Warner agrees to perform and discharge all of Ingram's rights, obligations and duties under the Lease, and to comply with all the covenants and conditions of the Lease, in all events first accruing from and after the Assignment Date.

        (c) Consent to Assignment and Assumption; Release. CarrAmerica, as the current and sole owner of the Premises and holder of all the landlord's right, title and interest in the Lease, consents to the foregoing assignment and assumption of the Lease under the terms and conditions contained in this Agreement. Further, CarrAmerica releases Ingram from all obligations and liabilities of the tenant arising under the Lease on or after the Assignment Date except for the obligation described in Paragraph 1 (b).

        (d) Adjustments After Assignment. The assignment and assumption under this Agreement will not operate to extinguish the obligation of CarrAmerica and Ingram to reconcile any difference between estimated amounts paid by Ingram for Building Operating Costs (as defined in the Lease) or other charges under the Lease for any period before April 1, 1998 and the actual amounts due from Ingram for the same period, as provided in Section 3C of the Lease. If, after the Assignment Date, such reconciliation is required, CarrAmerica and Ingram will deal directly to finalize and make payment for an appropriate adjustment for the period in question before the Assignment Date.

     2. Sublease.

        (a) Agreement for Sublease. Effective the Assignment Date, Time Warner will sublease the first floor of the Premises to Ingram in accordance with the Building Sublease attached as Exhibit B (the "SUBLEASE").

        (b) Consent of CarrAmerica. CarrAmerica consents to the Sublease. Further, CarrAmerica and Ingram agree that throughout the term of the Sublease, each waives and releases each other from any and all rights of recovery, claim, action or cause of action against each other, their agents, officers and employees, for any casualty loss or damage that may occur to the Premises, the improvements to the Building or personal property within the Building or on the Premises, for any reason, regardless of cause or origin. CarrAmerica and Ingram each agrees immediately after execution of this Agreement to give each insurance company which has issued to it policies of fire and extended coverage insurance, written notice of the terms of the mutual waivers contained in this paragraph, and if necessary, to have the insurance policies properly endorsed.

     3. License for Early Entry. Ingram grants to Time Warner a license (the "LICENSE") to enter the Building from time to time during the normal business hours observed by Ingram at the Premises throughout the period beginning upon full execution of this Agreement and extending until the Assignment Date (the "LICENSE PERIOD"), on the following terms and conditions:

        (a) Purpose. The employees, consultants and authorized agents of Time Warner will be entitled to enter the Building during the License Period to carry out the planning and design of the tenant finish improvements contemplated by Time Warner for the Premises after assignment of the Lease.

        (b) Notice. Time Warner will provide Ingram with notice, in writing or by telephone to Dave Nealey (telephone no. 714/261-7737 ext. 229), as the authorized representative of Ingram, at least one business day in advance of the entry by Time Warner. The notice will include a designation of the Building areas Time Warner intends to enter, the names of the persons Time Warner anticipates will be entering the Premises, and if the entry will extend more than one day, a reasonable estimate of the time required for the entry. Ingram will accommodate reasonable exceptions to the notice requirement and changes to the schedule and visitor list, subject to the provisions of this Paragraph 3 below.

        (c) Limitations on License. Time Warner will use reasonably diligent efforts to avoid interfering with the operations of Ingram in the Premises during the License Period. Ingram reserves the right to require Time Warner to observe special procedures (including for example, the requirement that Time Warner personnel be accompanied by Ingram personnel in secured areas) to comply with Ingram company policy, insurance conditions, and Building rules and regulations or other Lease requirements.

        (d) Indemnity by Time Warner. Throughout the License Period, Time Warner will indemnify, defend and hold harmless Ingram, its directors, shareholders, partners and employees, from and against any and all losses, claims, suits, damages, judgments, penalties and liability, including without limitation, reasonable attorneys' fees and court costs, attributable to (i) the injury, death, disability or illness of any person, or damage to any property occurring in, on or about the Premises and arising from Time Warner's entry on the Premises, (ii) any breach or default in the performance of any of Time Warner's obligations under this Paragraph 3, or (iii) any breach of the Lease caused by the employees, agents, independent contractors, licensees or invitees of Time Warner, or (iv) any act or negligence of Time Warner or its employees, agents, independent contractors, licensees or invitees.

     4. Condition to Agreement. This Agreement is conditioned upon CarrAmerica and Time Warner executing no later than September 17, 1997, on the terms and conditions for an amendment of the Lease on mutually agreeable terms and conditions, to become effective April 1, 1998.

     5. Notices. Except as provided in Paragraph 3(b), any notice given under this Agreement must be in writing and provided to the address of the party to be notified, as follows:

        CarrAmerica

        -----------------------
        -----------------------
        -----------------------
        -----------------------


        Ingram

        Ingram Micro Inc.
        1600 East St. Andrew Place
        Santa Ana, California 92705
        Attention: Mr. Merlin Eelkema


        Time Warner

        Time Warner Communications Holdings, Inc.
        160 Inverness Drive West
        Englewood, CO 80112
        Attention: Mr. David Rayner

        A party may give notice by mail, courier, telecopy or other means, and the notice will be effective upon confirmed delivery.

        6. Attorneys' Fees. In the event of any legal proceeding arising out of this Agreement, the prevailing party will be entitled to an award of its reasonable attorneys' fees and costs.

        7. Binding Effect and Governing Law. This Agreement will bind and benefit CarrAmerica, Ingram and Time Warner and their respective successors and assigns, and will be construed in accordance with the laws of the State of Colorado.

        8. Counterparts. This Agreement may be executed in counterpart copies.

        9. Furniture and Equipment. Time Warner reserves the right to purchase any or all items listed on the letter dated September 10, 1997 from Mr. Paul LaPlante, attached hereto and made a part hereof as Exhibit C, with all raised floorings, wiring and cabling in the computer room and all network wiring and cabling throughout the Building to become the property of Time Warner at no charge, and all executive furniture on third floor of the Building and all conference room furniture currently in the Building to become the property of Time Warner at no charge to TimeWarner.



                                        CARRAMERICA, INC.

                                        By:
                                           --------------------------------
                                        Title:
                                              -------------------------



                                        INGRAM MICRO INC.

                                        By: [SIGNATURE]
                                           -------------------------------
                                        Title: Vice President
                                               ---------------------------



                                        TIME WARNER COMMUNICATIONS
                                        HOLDINGS, INC.

                                        By: /s/ Steve McPhie
                                           -------------------------------
                                        Title: President
                                               ---------------------------

                                   EXHIBIT B

                                BUILDING SUBLEASE

     This Sublease, dated as of September 12, 1997, is executed by TIME WARNER COMMUNICATIONS HOLDINGS, INC., a Delaware corporation, as LANDLORD and INGRAM MICRO INC., a Delaware corporation, as TENANT.

     1. BASIC DEFINED TERMS. In addition to the terms defined elsewhere in this Sublease, the parties have utilized the following defined terms:

        1.1 PRIME LEASE: The Lease dated June 3, 1994, between CarrAmerica, Inc. as lessor and Landlord as lessee, originally executed by Quebec Court Joint Venture No. 2 as landlord and Intelligent Advanced Systems, Inc. as tenant, as such lease may have been assigned, amended and supplemented from time to time before the date of this Sublease.

        1.2 PREMISES: The first floor of the office building commonly known as Quebec Court I, located at 5700 S. Quebec Street, Englewood, Colorado (the "BUILDING"), together with any rights and interests related to the Building as more particularly described in the Prime Lease.

        2. GRANT. Landlord subleases the Premises to Tenant, and Tenant subleases the Premises from Landlord, for the term, at the rental, and on all the conditions set forth in this Sublease. This Sublease is subject to the terms, conditions and limitations of the Prime Lease.

     3. TERM AND SURRENDER.

        3.1 TERM. The term of this Sublease (the "TERM") will begin October 1, 1997 (the "COMMENCEMENT DATE") and expire March 31, 1998, subject to earlier termination as provided below. The right of Tenant to occupy the Premises will begin on the Commencement Date and end October 15, 1997. Despite the end of Tenant's occupancy of the Premises, Tenant will remain obligated to perform its obligations under this Sublease, all of which are part of the consideration for this Sublease.

            (a) Tenant's Property and Obligations. Unless Landlord and Tenant agree in writing otherwise, upon surrender of the Premises, Tenant will remove all alterations, improvements and additions belonging to Tenant and located on the Premises. The Premises surrendered by Tenant will be broom clean and in good condition, ordinary wear and tear and damage by and casualty or condemnation excepted.

            (b) Landlord's Obligations pertaining to Tenant Finish Work. Upon Tenant's surrender of the Premises as required above, Landlord may proceed to complete the planning, design and construction of the tenant finish work in the surrendered Premises as necessary to prepare those Premises for occupancy and use by Landlord's employees and to obtain a certificate of occupancy with respect to Landlord's tenant finish work. In carrying out that work, Landlord will use reasonably diligent efforts to avoid interfering with any operations of Tenant in the balance of the Premises throughout the Term. Any personal property, fixtures and equipment maintained by Landlord or its agents or employees on the Premises during the Terrn will be maintained at Landlord's risk.

     4. RENT.

        4.1 TENANT'S OBLIGATIONS. Throughout the Term, and except as provided in Paragraph 4.2, Tenant agrees to pay directly to the lessor under the Prime Lease (the "PRIME LANDLORD"), without notice or demand, minimum rent in monthly installments, payable at the same rate as the Rent defined and specified in
Section 1E of the Prime Lease, and subject to the same rights and obligations (including, for example, the rights of offset and the obligations for late charges) as those reserved or imposed on Landlord as lessee under Section 3A of the Prime Lease ("MINIMUM RENT"). Throughout the Term Tenant will also pay the Prime Landlord the additional charges levied under the Lease for Tenant's Pro Rata Share of Building Operating Costs, as defined in Section 6B of the Lease. These obligations will survive the end of Tenant's possession of the Premises.

     Tenant's obligation for the Minimum Rent and additional charges (together, the "SUBLEASE RENT") are subject to reduction and termination before the expiration of the Term, as provided in this Paragraph below. Any Sublease Rent installment for any period of less than one month will be a prorated portion of the regular monthly installment, based on the number of days in the partial month for which rent is due.

        4.2 LANDLORD'S OBLIGATION. Upon (i) the issuance of a certificate of occupancy by the local governmental agency having jurisdiction with respect to any portion of the Premises and (ii) the commencement by Landlord of its regular business operations in such portion of the Premises (such portion of the Premises being called, in any case, a "PHASE"), Landlord will pay directly to the Tenant basic rent for the Phase at the annual rate of $13.50 per rentable square foot, measured according to the standards utilized by the Prime Landlord under the Lease, together with a proportionate allocation of the Tenant's Pro Rata Share of Building Operating Costs (as defined in the Lease) attributable to the Phase, based on the rentable square foot area of the Phase as compared to the rentable square foot area of the Leased Premises defined in and covered by the Prime Lease; however, Landlord will pay those amounts directly to the Prime Landlord beginning on the date on which Landlord has commenced its regular business operations in all of the Building.

        4.3 PARTIAL TERMINATION OF SUBLEASE. With the commencement of Landlord's obligation to pay rent for any Phase as provided in Paragraph 4.2 above, this Sublease with respect to the Phase will terminate for all purposes, and Tenant will be released from all further liability under this Sublease with respect to the Phase in question, arising on or after the termination date.

No additional writing will be required to effect the partial termination for any Phase under this Paragraph 4.3. However, upon the request of either party, both Landlord and Tenant will join in executing a certificate confirming on a given date the extent of the Premises remaining subject to this Sublease.

     5. USE. Tenant will use the Premises, if at all, only for the uses permitted under the Prime Lease. Tenant will not do or permit to be done in or about the Premises, nor bring or maintain in or on the Premises, anything or any condition which is prohibited by the terms of the Prime Lease.

     6. UTILITIES AND BUILDING SERVICES. Landlord will enforce its rights, if any, under the covenants made by the Prime Landlord to provide utility service and Building Services (defined in Section 5 of the Prime Lease). In the event of any interruption in the utility service to the Premises or in any Building Services, Tenant will be entitled to an abatement of the Sublease Rent to the extent and as long as Landlord is entitled to any abatement of the rent payable under the Prime Lease.

     7. REPAIR AND MAINTENANCE.

        7.1 TENANT'S OBLIGATIONS. Except for Building Services provided by the Prime Landlord, Tenant, at its cost, will cause to be performed such maintenance in any part of the Premises not surrendered to Landlord under the provisions of Paragraph 3 above, as reasonably necessary to maintain such portions of the Premises in clean and orderly condition and in good repair, ordinary wear and tear and damage caused by the Prime Landlord or Landlord excepted.

        7.2 LANDLORD'S OBLIGATIONS. Landlord will enforce its rights, if any, under the covenants made by the Prime Landlord to maintain and repair the Premises.

     8. ASSIGNMENT AND SUBLETTING. Tenant will not assign or encumber this Lease or any interest in it and will not sublet the Premises, without first complying with the Prime Lease and obtaining Landlord's written consent, not to be unreasonably withheld.

     9. INDEMNITY.

        9.1 TENANT'S INDEMNITY. Tenant will indemnify, defend and hold Landlord harmless against and from any and all claims, demands, suits, actions and judgments, and all costs and expenses related to the same (including without limitation reasonable attorneys' fees, court costs and other expenses of litigation), and all actual damages and liabilities attributable to (i) the injury, death, disability or illness of any person, or damage to any property occurring in, on or about the Premises before they are surrendered to Landlord, or arising from Tenant's conduct of its business or from any activity, work or other things done or permitted by Tenant in or about the Premises not surrendered to Landlord; or (ii) any breach or default in the performance of any of Tenant's obligations under this Sublease; or (iii) any action or negligence on the part of Tenant or its employees, agents. independent contractors, licensees or invitees that constitutes a violation of the Prime Lease; or (iv) any act or negligence of Tenant, except with respect to those claims waived pursuant to Paragraph 10.2 below.

        9.2 LANDLORD'S INDEMNITY. Landlord will indemnify, defend and hold Tenant harmless against and from any and all claims, demands, suits, actions and judgments, and all costs and expenses related to the same (including without limitation reasonable attorney' fees, court costs and other expenses of litigation), and all actual damages and liabilities attributable to (i) the injury, death, disability or illness of any person, or damage to any property occurring in, on or about the Premises after they are surrendered to Landlord, or arising from Landlord's tenant finish work or other activity in any surrendered portion of the Premises; or (ii) any breach or default in the performance of any of Landlord's obligations under this Sublease; or (iii) any action or negligence on the part of Landlord or its employees, agents, independent contractors, licensees or invitees that constitutes a violation of the Prime Lease; or (iv) any act or negligence of Landlord, except with respect to those claims waived pursuant to Paragraph 10.2 below.

     10. INSURANCE.

        10.1 TENANT'S COVERAGE. Throughout the Term, Tenant will carry insurance in the form and with the coverage and endorsements required of the tenant under
Section 6B of the Prime Lease. Tenant will name Landlord and the Prime Landlord as an additional insured on any liability policy carried by Tenant, and Landlord will name Tenant as an additional insured on any liability policy carried by Landlord.

        10.2 WAIVER OF CLAIMS. Landlord and Tenant waive and release each other from any and all rights of recovery, claim, action or cause of action against each other, their agents, officers and employees, for any casualty loss or damage that may occur to the Premises, improvements to the Building, or personal property within the Building or on the Premises, for any reason regardless of cause or origin. Each party agrees immediately after execution of this Sublease to give each insurance company which has issued to it policies of fire and extended coverage insurance, written notice of the terms of the mutual waivers contained in this paragraph, and if necessary, to have the insurance policies properly endorsed.

     11. HOLDING OVER. If Tenant holds over after the expiration of Tenant's right of possession without written agreement providing otherwise, Tenant will be deemed to be a tenant from month to month,. at a monthly Minimum Rent, payable in advance directly to Landlord instead of the Prime Landlord, equal to 150% of monthly Minimum Rent payable during the Term. During any hold over period, Tenant will be bound by all the other terms, covenants and agreements of this Sublease as the same may apply to a month-to-month tenancy. Nothing contained in this Sublease will be construed to give Tenant the right to hold over at any time, and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises, as well as any damages incurred by Landlord, due to Tenant's failure to vacate the Premises and deliver possession to Landlord as required under this Sublease.

     12. DEFAULT BY TENANT.

        12.1 EVENTS OF DEFAULT. Each of the following will constitute an "EVENT OF DEFAULT" under this Sublease:

            (a) Failure to Pay Rent or Other Amounts. If Tenant fails to pay Sublease Rent or any other amount payable by Tenant when due under the terms of this Sublease.

            (b) Violation of Sublease Terms or Prime Lease. If Tenant fails to comply with any provision of this Sublease applicable to Tenant or commits any action or permits any condition which may be deemed a violation of the Prime Lease, and such breach is not covered by the provisions of Section 12.1(a) above and continues for a period of 10 days after notice by Landlord to Tenant; or, if such failure to comply cannot reasonably be cured within such 10-day period, if Tenant does not commence in good faith to cure such breach within such 10-day period or does not diligently complete such cure within a reasonable period after such notice from Landlord.

        12.2 LANDLORD'S REMEDIES. Upon the occurrence of any Event of Default, Landlord will have the right, at Landlord's election, then or at any later time, to exercise any one or more of the following remedies:

            (a) Cure by Landlord. Landlord may, at Landlord's option, make any payment or take any action as Landlord may deem necessary or desirable to cure Tenant's default. Tenant covenants and agrees to pay to Landlord, within 10 days after demand, all reasonable advances, costs and expenses of Landlord in connection with the making or any such payment or the taking of any such action, including reasonable attorney's fees, together with interest at the annual rate of 12% from the date of payment of any such advance, cost and expense by Landlord.

            (b) Termination of Sublease and Damages. Landlord may terminate this Sublease, effective at such time as specified by written notice to Tenant, and recover possession of the Premises from Tenant. Tenant will remain liable to Landlord for all amounts owing as of the date of termination, plus damages in an amount equal to the amount which would have been owing by Tenant under this Sublease for the balance of the Term had this Sublease not been terminated.

     13. DEFAULT BY LANDLORD.

        13.1 NOTICE AND CURE. Landlord will not be in default unless Landlord fails to perform obligations required of Landlord within 10 days after written notice by Tenant to Landlord specifying how Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord's obligations is such that an extended time is required for performance, then Landlord will not be in default if Landlord commences performance within such 10 day period and then diligently prosecutes the same to completion.

        13.2 REMEDIES. In the event of a default by Landlord, Tenant will have the right, at its option, to make any payment or take any action as Tenant may deem reasonably necessary or desirable to cure Landlord's default. Landlord covenants and agrees to pay, within 10 days after demand, all advances, costs and expenses of Tenant in connection with Tenant's making such payment or taking such action, with interest at the annual rate of 12% from the date of payment of any such advance, cost or expense by Tenant. Tenant will also have such other remedies available with respect to offset of rent due under the Prime Lease and available at law or in equity, including without limitation, the right to damages or injunctive relief. Those remedies will be cumulative.

     14. DAMAGE AND DESTRUCTION. If the Premises are damaged or destroyed by fire or other casualty, and if the Premises are restored before the expiration of the Term pursuant to the terms of the Lease, then this Sublease will continue in full force and effect. Tenant will not be responsible for restoration of the Premises or any property other than Tenant's personal property and trade fixtures. Sublease Rent payable by Tenant will be abated to the extent and as long as the rent payable by Landlord under the Lease applicable to the Premises is abated. If the Lease is terminated following a casualty event, this Sublease will terminate at the same time.

     15. CONDEMNATION. If the whole or substantially the whole of the Premises is taken by eminent domain as described in Section 14 of the Lease, then either Landlord or Tenant may terminate this Sublease by written notice to the other. If less than the whole or substantially the whole of the Premises is taken, and if, after that partial taking, the Lease remains in effect, then this Sublease will also remain in effect, and Sublease Rent will be reduced to account for the loss of any of the Premises under the same terms and conditions as set forth in the Lease. Tenant will not have any claim to any condemnation award relating to the Premises.

     16. GENERAL PROVISIONS.

        16.1 BINDING EFFECT. The covenants and conditions contained in this Sublease will inure to the benefit of and bind the successors and permitted assigns of the parties.

        16.2 EXECUTION; OTHER AGREEMENTS. This Sublease will not be effective or binding on any party until fully executed by both parties. Further, this Sublease is conditioned upon the execution by the Agreement for Assignment of Lease dated the date of this Sublease, among CarrAmerica, Inc., Landlord and Tenant (the "ASSIGNMENT"), and the satisfaction of the conditions stated in the Assignment.

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



        16.3 PARTIAL INVALIDITY. Any provision of this Sublease which proves to be invalid, void or illegal will not affect, impair or invalidate any other provision of this Sublease, and such other provisions will remain in full force and effect.

        16.4 CHOICE OF LAW. This Sublease will be governed by and construed in accordance with the laws of the State of Colorado.

        16.5 ATTORNEYS' FEES. In the event any action or proceeding is brought by either party against the other under this Sublease, the prevailing party, whether by judgment or out of court settlement, will be entitled to recover its court costs and reasonable attorneys' fees in such action or proceeding, including costs of appeal, if any, plus other expenses of litigation.

        16.6 NOTICES. Any notices given under this Sublease will be given and effective as provided in the Assignment.

        16.7 TIME. In the event that a deadline for performance by either party under this Sublease falls on a Saturday, Sunday or holiday generally recognized by banking institutions in Colorado, performance will be deemed timely if completed on the next business day.

                                    LANDLORD:

                                    Time Warner Communications Holdings, Inc., a
                                    Delaware corporation

                                    By: /s/ Steve McPhie
                                       -----------------------------------------
                                    Title:            President
                                          --------------------------------------



                                    TENANT:

                                    Ingram Micro Inc., a Delaware corporation

                                    By: Signature Illegible
                                       -----------------------------------------
                                    Title:          Vice-President
                                          --------------------------------------

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